UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  September 8, 2006

                DULCIN IZMIR CORPORATION
--------------------------------------------
   (Exact name of registrant as specified in its charter)

           FLORIDA                              20-2710793
-------------------------------                -------------
(State or other jurisdiction    (I.R.S. Employer Identification Number)
of incorporation or organization

     6 Hutton Center Drive, Suite 1200
   Santa Ana, CA                                           92707
 (Address of principal executive offices)               (Zip Code)

Registrant's Telephone number, including area code:  (949) 786-2552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

Dulcin Izmir had entered into a Memorandum of Understanding on August 15, 2005 with Deleo Ltd., a Delaware Corporation. Deloe Ltd owns a technology called Catalytically Enhanced Engine Fuel Systems. Under the MOU, Dulcin Izmir was to purchase up to a 70% equity interest in Blue Sky International, Ltd. Deleo Ltd. has granted Blue Sky an exclusive, worldwide, non-royalty bearing license to manufacture and market Deleo?s engine devices. Dulcin Izmir has been unable to successfully complete a definitive material agreement incorporating the terms of the MOU and formally terminated further negotiations with Blue Sky on August 18, 2006. As a result, Dulcin Izmir has been actively pursuing alternative business opportunities.


On September 8, 2006 Dulcin Izmir entered into a Memorandum of Understanding with Mr. Kevin Fairgrief, of Rancho Mirage, CA whereby Dulcin Izmir will incorporate and fund a subsidiary named Lifespan Health Sciences Inc. Fairgrief transferred all of his rights, interest and knowledge in his treatment program for numerous human diseases and conditions to Lifespan in exchange for 11,000,000 shares of Lifespan. Dulcin Izmir will fund Lifespan specifically to have Fairgrief?s treatment programs implemented on a large scale.

Initially Lifespan will create a website and will open a treatment clinic in Palm Springs, CA, where Fairgrief?s knowledge, experience and efforts will be tested and documented. Once Lifespan?s program has been clinically confirmed and treatment protocols have been developed, Lifespan plans to open other Clinics in California.

After years of testing, Fairgrief?s test results show that many foods produce different negative reactions in the human body, leading to diseases of different degrees. Lifespan believes that these foods are different and unique for everyone, although there are patterns visible in testing family members. Experience has reflected a wide array of chronic problems, symptoms and disease that completely resolve once the offending foods are removed and the body?s digestive tract is allowed to heal.

Lifespan?s program for treating patients starts with the patient taking a five pathway serum blood test that will disclose which foods, additives and beverages cause a negative damaging response from the immune system. The resulting negative response in most cases is primarily inflammation. Chronic inflammation, if left untreated, is what leads to a number of serious conditions. The testing of each patient allows for a individually tailored program of eating foods that do not cause harm or affect the body?s complex system in a negative way. Almost all auto-immune and chronic diseases are relieved when the patient follows the program which requires the patient to eat from a specific list of foods, in a 4-5 day rotation to eliminate the chance of creating new intolerances. There are numerous herbal supplements added to aid in healing the damaged tissue. There are also other diagnostics that will allow a thorough treatment depending on each patient profile and symptoms.

These individual eating and supplement programs require approx four to six months of careful food and supplement ingestion after which patients may slowly add new foods back into their diets.

This treatment program has been tested in individuals with diseases like fibromyalgia, emotional/mood disorders, insomnia, under/over weight problems, blood pressure and virtually all diseases with an inflammatory origin. Lifespan believes that by standardizing the process, it will be able to help a larger amount of patients that modern traditional medicine to date has been ineffective in treating.

Fairgrief believes that the diseases mentioned above are widespread, and are a tremendous drain on the world health care system. Dulcin Izmir thinks there is a significant opportunity to establish a large network of clinics that can effectively treat these diseases.






                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 12, 2006


Dulcin Izmir Corporation

/s/Maria Camila Maz
------------------------------
By: Maria Camila Maz, President/CEO